Exhibit 3.6


                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                            NUWAVE TECHNOLOGIES, INC.

                         (PURSUANT TO SECTION 242 OF THE
                      GENERAL CORPORATION LAW OF DELAWARE)

                                     * * * *

     NUWAVE TECHNOLOGIES, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: The Board of Directors of the Corporation, by the unanimous written consent of all members thereof in lieu of a special meeting, pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, duly adopted resolutions setting forth a proposed amendment (the "Amendment to Increase Authorized Shares") to the Certificate of Incorporation of the Corporation, declaring the Amendment to Increase Authorized Shares to be advisable and calling for the submission of the Amendment to Increase Authorized Shares to the stockholders of the Corporation at the annual meeting of stockholders held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, and stating that the Amendment to Increase Authorized Shares will be effective only after adoption thereof by the affirmative vote of a majority of the issued and outstanding shares of voting Common Stock of the Corporation.

     SECOND: Thereafter, pursuant to a resolution of the Board of Directors of the Corporation, the Amendment to Increase Authorized Shares was submitted to the holders of the issued and outstanding shares of Common Stock of the Corporation at the Annual Meeting of Stockholders of the Corporation held on December 20, 2002, and a majority of the stockholders voted in favor of the adoption of the following resolutions to amend the Certificate of Incorporation of the Corporation:


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          RESOLVED, that Article FOURTH, Section 1 of the Certificate of Incorporation of this Corporation shall be amended to read in its entirety as follows:

          "Authorized Capital. The total number of shares of all classes of capital stock which the Corporation has authority to issue shall be 142,000,000 shares, consisting of: (i) 140,000,000 shares of Common Stock par value $.001 per share (the "Common Stock") and (ii) 2,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock")."

     THIRD: The Amendment to Increase Authorized Shares was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned has caused this Certificate to be signed by Gerald Zarin, its Chairman, this 20TH day of December, 2002. NUWAVE TECHNOLOGIES, INC.



                                         By:      /s/ Gerald Zarin
                                            ------------------------------------
                                                 Gerald Zarin, Chairman